As filed with the Securities and Exchange Commission on February 23, 2000
                                                      Registration No. 333-94957


                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004
                                ----------------

                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  AVNET, INC.
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)


            New York                                          11-1890605
--------------------------------                         ------------------
  (State or other jurisdiction                            (I.R.S. Employer
of incorporation or organization)                        Identification No.)

                                                 David R. Birk, Esq.
                                       Senior Vice President and General Counsel
    2211 South 47th Street                           Avnet, Inc.
    Phoenix, Arizona 85034                     2211 South 47th Street
     (480) 643-2000                            Phoenix, Arizona 85034
-------------------------------                 (480) 643-2000
 (Address, including zip code,         -----------------------------------------
and telephone number, including        (Name, address, including zip code, and
  area code, of registrant's              telephone number, including area
 principal executive offices)                code, of agent for service)

                                   COPIES TO:

 Stephen V. Burger, Esq.           Bruno Fine             John Evangelakos, Esq.
Carter, Ledyard & Milburn     SEI Investments B.V.          Sullivan & Cromwell
      2 Wall Street             c/o Sonepar S.A.             125 Broad Street
New York, New York  10005       37, Rue de Liege        New York, New York 10004
     (212) 732-3200            75008 Paris FRANCE             (212) 558-4000
                              011-331-53-42-33-03



     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|




     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to completion, dated February 23, 2000

PROSPECTUS
                                   Avnet, Inc.

                        1,171,270 Shares of Common Stock,
                            Par Value $1.00 per Share

     This prospectus relates to offers and sales from time to time by SEI Investments B.V. of up to 1,171,270 shares of the common stock of Avnet, Inc. Avnet issued these shares to SEI Investments on January 3, 2000, as consideration for SEI Investments' sale to Avnet of an 84% interest in Eurotronics B.V. Avnet will receive no part of the proceeds from the sale of these shares by SEI Investments.

     The Avnet common stock is listed on the New York Stock Exchange and the Pacific Exchange (symbol: AVT). On February __, 2000, the closing price of a share of the common stock as reported for New York Stock Exchange composite transactions was $____.

     SEI Investments has informed Avnet that it may sell the shares from time to time in ordinary brokers' transactions at then current market prices or in other transactions at negotiated prices. SEI Investments may effect these transactions through or with brokers or dealers who may receive compensation in the form of commissions or discounts.

     The principal executive offices of Avnet are located at 2211 South 47th Street, Phoenix, Arizona 85034 (telephone (480) 643-2000).

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock being offered by this Prospectus, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this Prospectus is __________, 2000.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Forward-Looking Statements.............................................     2
Selling Shareholder ...................................................     3
Plan of Distribution ..................................................     4
Legal Matters..........................................................     6
Experts................................................................     6
Where You Can Find More Information ...................................     6


                           FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference forward-looking statements with respect to Avnet's financial condition, results of operations and business. You can find many of these statements by looking for words like "believes," "expects," "anticipates," "estimates" or similar expressions.

     These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include the following:

     o    Competitive  pressures among distributors of electronic components and
          computer   products  may  increase   significantly   through  industry
          consolidation, entry of new competitors or otherwise.

     o General economic or business conditions, domestic and foreign, may be less favorable than expected, resulting in lower sales than we expected.

     o Costs or difficulties related to the integration into Avnet of newly-acquired businesses, or businesses we expect to acquire, may be greater than we expected.

     o Avnet may lose customers or suppliers as a result of the integration into Avnet of newly-acquired businesses.

     o Legislative or regulatory changes may adversely affect the businesses in which Avnet is engaged.

     o    Adverse changes may occur in the securities markets.

     o Changes in interest rates and currency fluctuations may reduce Avnet's profit margins.

     o Avnet may be adversely affected by the allocation of products by suppliers.

     Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by them. We caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus.

     We do not undertake any obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                               SELLING SHAREHOLDER

     As of the date of this prospectus, SEI Investments B.V., a Dutch company, owns all of the 1,171,270 shares of Avnet common stock being offered by this prospectus (the "Shares"), which represent approximately 2.67% of the shares of Avnet common stock currently outstanding. SEI Investments is a subsidiary of Sonepar Electronique International, a French limited liability company. SEI Investments is offering all of the Shares for its own account, and does not own any shares of Avnet common stock apart from the Shares. Because SEI Investments may offer some or all of the Shares in an offering which is not underwritten on a firm commitment basis, we cannot estimate the number of Shares that SEI Investments will hold after it completes the sale of the Shares.

     Except as described in the following paragraphs, neither SEI Investments B.V. nor any of its affiliates has had any position, office or other material relationship with Avnet or any of its affiliates during the past three years.

     On January 3, 2000, Avnet issued the 1,171,270 Shares to SEI Investments B.V. in exchange for SEI Investments' 84% interest in Eurotronics B.V., a European electronics components distributor. Avnet had acquired the remaining 16% interest in Eurotronics from Marshall Industries on October 18, 1999. From that date until Avnet acquired 100% of Eurotronics on January 3, 2000, Avnet in effect succeeded to the rights of Marshall Industries under a Shareholders Agreement dated September 15, 1997, among Sonepar Electronique International, SEI Investments, Marshall Industries and a Marshall Industries subsidiary. These rights included (a) the right to appoint and dismiss two members of Eurotronics' Board of Supervisory Directors, and (b) a requirement that certain significant Eurotronics corporate transactions be approved by unanimous vote of the Eurotronics Board of Supervisory Directors. For further information, we refer you to the Shareholders Agreement, which is an exhibit to the registration statement on Form S-3 of which this prospectus is a part. See "Where You Can Find More Information."

     During the past three years, Jean Fribourg has been the managing director of Eurotronics B.V. and some of its subsidiaries, and is continuing as such since Avnet acquired a 100% interest of Eurotronics on January 3, 2000.

                              PLAN OF DISTRIBUTION

     Avnet is registering the Shares on behalf of SEI Investments, as selling shareholder, and also on behalf of any donees, pledgees, transferees and other successors-in-interest that may receive Shares from SEI Investments after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale related transfer. Avnet is bearing all costs, expenses and fees in connection with the registration of the Shares, and SEI Investments will pay any brokerage commissions and similar selling expenses attributable to the sale of Shares. Avnet will receive no part of the proceeds from the sale of the Shares by SEI Investments.

     SEI Investments has informed Avnet that it proposes to effect sales of Shares from time to time

     o    in one or more types of transactions on the New York Stock Exchange or
          the  Pacific   Exchange,   including  block   transactions,   exchange
          distributions and special offerings,

     o    in the over-the-counter market,

     o in negotiated transactions, including an underwritten offering or underwritten offerings,

     o    through put or call options transactions relating to the Shares,

     o    through short sales of Shares, or

     o    a combination of these methods of sale,

at market prices prevailing at the time of sale, or at negotiated prices. These sales may or may not involve brokers or dealers. SEI Investments has advised Avnet that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by SEI Investments.

     SEI Investments may sell Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Any of these broker-dealers may receive compensation in the form of discounts, concessions, or commissions from SEI Investments and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principal, or both. Compensation as to a particular broker-dealer may exceed customary commissions.

     SEI Investments and any broker-dealers that act in connection with the sale of Shares might be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation these broker-dealers receive, and any profit they realize from the resale of the Shares while acting as principals, might be considered as underwriting discounts or commissions. Avnet has agreed to indemnify each person who participates as an underwriter in the offering or sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

     Because  SEI  Investments  may be an  "underwriter"  within the  meaning of
Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act for offers and sales of the Shares, including delivery through the facilities of the New York Stock Exchange or the Pacific Exchange as provided in Rule 153 under the Securities Act. Avnet has informed SEI Investments that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to sales in the market by SEI Investments.

     SEI Investments also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, if it meets the criteria and satisfies the requirements of Rule 144.

     If SEI Investments notifies Avnet that SEI Investments has entered into any material arrangement with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, Avnet will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing

     o    the name of the participating broker-dealer(s),

     o    the number of Shares involved,

     o    the price at which such Shares were sold,

     o the commission paid or discounts or concessions allowed to the broker-dealer(s), where applicable,

     o whether the broker-dealer(s) conducted any investigation to verify the information in or incorporated by reference in this prospectus, and

     o    other material facts of the transaction.

Also, if SEI Investments notifies Avnet that a donee, pledgee, transferee or other successor-in-interest of the Shares intends to sell more than 500 Shares, Avnet will file an appropriate supplement to this prospectus.


                                  LEGAL MATTERS

     David R. Birk, Senior Vice President, Secretary and General Counsel of Avnet, is passing upon the legality of the Shares. Mr. Birk beneficially owns 43,284 shares of Avnet common stock, which includes 40,625 shares issuable upon exercise of employee stock options.


                                     EXPERTS

     The consolidated financial statements and schedule of Avnet as of July 2, 1999 and June 27, 1998, and for each of the three years in the period ended July 2, 1999, respectively, incorporated by reference in this prospectus from Avnet's Annual Report on Form 10-K for the fiscal year ended July 2, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of that firm as experts in giving such reports.

     The consolidated financial statements of Marshall Industries as of May 31, 1999 and 1998, and for each of the three years in the period ended May 31, 1999, respectively, incorporated by reference in this prospectus from Avnet's Current Report on Form 8-K bearing cover date of October 20, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of that firm as experts in giving such reports.


                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is a part of a registration statement on Form S-3 which Avnet filed with the SEC under the Securities Act of 1933. We refer you to this registration statement for further information concerning Avnet and the offering of the Shares by this prospectus.

     Avnet files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (Commission File Number 1-4224). These filings contain important information which does not appear in this prospectus. For further information about Avnet, you may obtain these filings over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy these filings at the

SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of Avnet's filings from the public reference room by calling (202) 942-8090.

     The SEC allows Avnet to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which Avnet has filed or will file with the SEC. We are incorporating by reference in this prospectus the following documents:

     o Avnet's Annual Report on Form 10-K for the fiscal year ended July 2, 1999;

     o Avnet's Quarterly Reports on Form 10-Q for the quarterly periods ended October 1, 1999, and December 31, 1999;

     o Avnet's Current Reports on Form 8-K bearing cover dates of September 28, 1999, October 20, 1999, December 22, 1999, January 26, 2000 and
          February 8, 2000; and

     o The description of Avnet's common stock which appears in Avnet's Registration Statement for the registration of the common stock under
          Section 12(b) of the Securities Exchange Act of 1934, including any amendment or report filed to update this description.

     All documents which Avnet files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination of this offering of Shares will be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

     We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to the Corporate Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona (Telephone 480-643-2000).

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.  Exhibits.

   Exhibit
     No.
     ---

    1* Registration Rights Agreement dated as of January 3, 2000 between SEI Investments B.V. and Avnet, Inc.

    5* Opinion of David R. Birk, Esq. with respect to the legality of the securities being registered hereunder.

   23(a)  Consent of Arthur Andersen LLP.

   23(b)* Consent of David R. Birk, Esq. (included in Exhibit 5).

   24*    Powers of Attorney.

   99* Shareholders Agreement dated September 15, 1997, among Sonepar Electronique International, SEI Investments B.V., Marshall Industries and Marshall Industries Investments B.V., filed as Exhibit 10.3 to Marshall Industries' Quarterly Report on Form 10-Q for the quarterly period ended August 31, 1997, and incorporated herein by reference (Commission File No. 1-5441).



--------
   *Previously filed with this Registration Statement.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on February 23, 2000.

                                                 AVNET, INC.



                                                 By:  /s/Raymond Sadowski
                                                      -------------------
                                                      Raymond Sadowski
                                                      Senior Vice President and
                                                        Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed on February 23, 2000, by the following persons in the capacities indicated:

   Signature                                                    Title
   ---------                                                    -----



/s/Roy Vallee
-------------                                    Chairman of the Board, Chief
Roy Vallee                                        Executive Officer and Director



    *                                                         Director
------------
Eleanor Baum



    *                                                         Director
-------------------
J. Veronica Biggins



    *                                                         Director
-------------------
Joseph F. Caligiuri

   Signature                                                    Title
   ---------                                                    -----



    *                                                         Director
--------------------
Lawrence W. Clarkson



    *                                                         Director
-------------
Ehud Houminer



    *                                                         Director
-----------------
James A. Lawrence



    *                                                         Director
------------------
Salvatore J. Nuzzo



    *                                                         Director
----------------
Frederic Salerno



    *                                                         Director
-----------------
Frederick S. Wood



/s/Raymond Sadowski
-------------------                                    Senior Vice President and
Raymond Sadowski                                         Chief Financial Officer



/s/John F. Cole
---------------                                        Controller and
John F. Cole                                            Chief Accounting Officer

----------------------

* By:/s/Raymond Sadowski
     -------------------
     Raymond Sadowski
     Attorney-in-Fact

                                  EXHIBIT INDEX



  Exhibit
    No.
    ---
     1* Registration Rights Agreement dated as of January 3, 2000, between SEI Investments B.V. and Avnet, Inc.

     5* Opinion of David R. Birk, Esq. with respect to the legality of the securities being registered hereunder

    23(a)               Consent of Arthur Andersen LLP

    23(b)*              Consent of David R. Birk, Esq. (included in Exhibit 5)

    24*                 Powers of Attorney

    99*                 Shareholders Agreement dated September 15, 1997,
                        among Sonepar Electronique International, SEI Investments B.V., Marshall Industries and Marshall Industries Investments B.V., filed as Exhibit 10.3 to Marshall Industries' Quarterly Report on Form 10-Q for the quarterly period ended August 31, 1997, and incorporated herein by reference (Commission File No. 1-5441).







--------
   *Previously filed with this Registration Statement.